Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:	Donald J. MacLeod
February 21, 2018		(716) 842-5138

	Media Contact:	C. Michael Zabel
(716) 842-5385

M&T Bank Corporation Announces First Quarter Common Stock Dividend and

Additional Common Stock Repurchase Program

BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE:MTB) announced that it has declared a quarterly cash dividend of $.75 per share on its common stock. The dividend will be payable March 30, 2018 to shareholders of record at the close of business on March 5, 2018.

On February 21, 2018, M&T’s Board of Directors authorized an additional stock repurchase program to repurchase up to $745 million of shares of common stock, $0.50 par value per share, on the open market or in privately negotiated transactions, by June 30, 2018. This amount is in addition to the previously announced $900 million of common stock authorized for repurchase by M&T’s Board of Directors under M&T’s 2017 Capital Plan. The exact number of shares, timing for such purchases, and the price and terms at and on which such purchases are to be made will be at the discretion of M&T and will comply with all applicable regulatory limitations, including those set forth in M&T’s 2017 Capital Plan.

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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